Contact: Rob Jorgenson
724-465-5448

TO BE RELEASED
9:00 a.m. Tuesday, October 25, 2011

S&T Bancorp Declares Quarterly Cash Dividend

Indiana, Pennsylvania - The Board of Directors of S&T Bancorp, Inc. (NASDAQ: STBA) declared a $0.15 per share cash dividend at its regular meeting held October 24, 2011. The dividend is payable November 25, 2011 to shareholders of record on November 8, 2011. This dividend compares to a common stock dividend of $0.15 per share for the second quarter of 2011 and represents a 3.0 percent annualized yield using the October 24, 2011 closing price of $20.06.

About S&T Bancorp, Inc.

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties.  With assets of $4.1 billion, S&T Bancorp, Inc. stock trades on the NASDAQ Global Select Market under the symbol STBA.  For more information, visit http://www.stbancorp.com.